Exhibit 10.1

1 of 5
[phone number redacted]
MetLife 200 Park Avenue New York, New York 10166
Susan M. Podlogar Executive Vice President Chief Human Resources Officer

December 7, 2017

Christopher Townsend

[address redacted]

Resignation

Dear Christopher,

We refer to our recent discussions in relation to your resignation from employment with MetLife Asia Limited (the “Company”).

We confirm that your last day of employment with the Company will be January 26, 2018 (“Last Date”).

The terms set out below will apply to the termination of your employment. This letter is subject to the approval of the Compensation Committee of the MetLife, Inc. Board of Directors, as provided in Section 18 below.

1.	Remuneration
You will continue to receive your base compensation in accordance with your employment agreement dated May 7, 2012 (“Contract”) attached as Exhibit A to this letter up to and including the Last Date.

2.	Annual Leave
You will be paid any accrued but untaken annual leave on termination. You currently will have 25 annual leave days outstanding as at the Last Date.

3.	Garden Leave
You will be placed on garden leave effective from November 7, 2017 in accordance with clause 13 of the Contract. During the garden leave period you will remain a MetLife employee and still be subject to your existing confidentiality obligations and duty of good faith. You do not need to attend for work and you will not have access to MetLife IT.

CT

4.	Retirement Benefit Plan
You will be entitled to your Mandatory Provident Fund benefits calculated in accordance with the rules of the scheme. Contributions to the Fund will continue to be made until the Last Date.

5.	Group Life Insurance and Global Health Care Benefits
You will continue to be entitled to group life insurance and global health care benefits until the Last Date.

6.	Education Allowance
You will no longer be entitled to any payment in relation to education allowance in accordance with clause 4 of your Contract.

7.	Housing Allowance
MetLife hereby gives you 2 months notice of the cessation of your housing allowance pursuant to our letter to you dated February 22, 2013 (the “2013 Letter”) attached as Exhibit B to this letter.

8.	Annual Incentive Variable Compensation
You will not be entitled to any further award with respect to the MetLife Annual Variable Incentive Plan, or any other annual incentive variable compensation, in accordance will clause 4 of your Contract.

9.	Long Term Incentives
Your rights regarding any awards under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan will be governed by the terms of the written award agreements into which you entered under the applicable plan. For example, you will receive payment for your 2015-2017 Performance Units in accordance with and subject to its terms. As provided in further detail in the terms of your 2015-2017 Performance Units, the MetLife, Inc. Compensation Committee may forfeit your award if you provide services to a competitor of MetLife, Inc. and its affiliates during the Performance Period.

10.	Outstanding Expenses
You are required to contact Chris Speers (email—[address redacted]) and settle any outstanding expenses incurred during your employment with the Company. You are directed not to incur any further expenses in relation to any aspect of your employment up to and including the Last Date.

11.	Return of Company Property
You are required to return all MetLife property in your possession or control including, but not limited to, all originals and copies of any documents, corporate credit cards, medical cards, keys, files, manuals, data, software, mobile phone, laptop computer, and iPad to the Company on or before the Last Date.

CT

12.	Confidential Information
You are reminded that you have on-going obligations to MetLife in relation to the Company’s confidential information.

In accordance with your Contract, you are not permitted, without the prior written consent of the Company, to use or divulge to any person any trade secrets or confidential information of the Company or any Associated Company (whether in Hong Kong or otherwise) including, but not limited to, products, clients, knowhow, employees and financial information.

You are reminded that the copyright in all materials prepared during the course of your employment with MetLife remains with the Company.

13.	Post-Termination Restrictions
We agree to amend the non-competition covenant referred to in clause 9 of your Contract. You will only be required to abide by the non-competition obligations imposed on you for a total of 3 months from the beginning of your garden leave, i.e. up to and including February 6, 2018. You remain otherwise bound by the post-termination restrictions outlined in clause 9 of your Contract, which remain in full force and effect in accordance with their terms.

The complete terms of clause 9 of your Contract are included in Exhibit A to this letter, as amended by this letter, are briefly summarized as:

•	For 12 months from the beginning of your garden leave, you may not solicit employees of the Company or its affiliated companies to end their employment.

•	For 12 months from the beginning of your garden leave, you may not solicit customers with whom you dealt away from the Company or its affiliated companies.

•	For a total of 3 months from the beginning of your garden leave, up to and including February 6, 2018, you may not become employed by a competitor of the Company or its affiliated companies.

14.	Tax Equalization and Tax Preparation Assistance
Your tax equalization will continue to be governed by the 2013 Letter and our letter to you dated June 8, 2015 (the “2015 Letter”) attached as Exhibit C to this letter, except as modified by the immediately following paragraph. Under the 2013 Letter and the 2015 Letter, no business travel will be required of you effective as of November 7, 2017. Therefore, you will not be entitled to tax equalization on any payments made to you by the Company as of November 7, 2017 regardless of your continued employment with the Company.

In lieu of the Company paying you $20,000 in connection with tax preparation services for the 2017 tax year, the Company will provide tax preparation services to you by a vendor selected by the Company (currently, Ernst & Young) for the preparation of your own personal tax filing(s). In addition, the Company will pay the vendor for tax preparation services for the portion of 2018 calendar year for which you were employed

CT

by the Company and for which the Company paid you compensation. The amount of the tax preparation services will be capped at $40,000 for both the 2017 and 2018 tax filing(s) period. To the extent the vendor’s tax preparation fees relating to your tax filings are in excess of $40,000, you will reimburse the Company such excess amount(s) within 30 calendar days of receipt of such written notification for payment by the Company.

15.	Notification Requirements
In order for MetLife to comply with its obligations under the Inland Revenue Ordinance, please immediately advise the Company whether you are about to leave Hong Kong for more than one month after the Last Date. If you are to be absent for more than one month, the Company is required to withhold any monies due to you until the full settlement of outstanding taxes. The Company will release the payment of the monies due to you once the Company receives a Letter of Release from the Inland Revenue Department or 30 days after notification, whichever occurs earlier. Your signature to this letter agreement indicates your confirmation that you do not plan to leave Hong Kong for more than one month after the Last Date.

16.	Independent Legal Advice
You confirm that you have had the opportunity to obtain legal advice in relation to the terms of this letter.

17.	Governing Law
This letter is governed by and will be interpreted in accordance with the laws of Hong Kong and the parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Courts of Hong Kong.

18.	MetLife, Inc. Approval; Disclosure; Resignation as Director, Trustee, or Officer
This letter will not become effective unless and until approved by the MetLife, Inc. Compensation Committee or Board of Directors. You acknowledge that MetLife, Inc. may publicly disclose this letter to the U.S. Securities and Exchange Commission, to the extent it concludes to do so. To the extent that you are a director, trustee, or officer of any Company or Associated Company entity or affiliate, or are a member of any committee of any Company or Associated Company entity or affiliate, you hereby resign from such capacity effective immediately and agree to execute any additional, more specific resignation document the Company may request.

19.	Definitions
For the purposes of this letter:

“Associated Company” means any subsidiary or holding company of the Company, any subsidiary of such holding company, and any company in which the Company or any such holding company holds or controls directly or indirectly 20% or more of the issued share capital. The terms “company”, “holding company” and “subsidiary” shall in this

CT

letter have the same meaning as in the Companies Ordinance.

“Claims” means all and any claims or rights of action that you have now or may have in the future relating to your employment, the termination of your employment and any other matters whatsoever (whether under equity, tort, common law, contract, including your employment contract, any bonus, equity plan or performance plan maintained by the Company or any Associated Company, or statute as presently existing or as may be amended from time to time) in Hong Kong and any other jurisdiction in the world, including but not limited to any claims under the Employment Ordinance, Mandatory Provident Fund Schemes Ordinance, Minimum Wage Ordinance, Employees’ Compensation Ordinance, Personal Data (Privacy) Ordinance, Sex Discrimination Ordinance, Disability Discrimination Ordinance, Family Status Discrimination Ordinance and Race Discrimination Ordinance.

Please execute, date and return the attached copy of this letter indicating your acceptance of these terms. If you have any questions, please contact Merianna Lok.

We would like to thank you for your past service and wish you well for the future.

With best regards

Susan M. Podlogar

Executive Vice President and Chief Human Resources Officer

MetLife, Inc.

I confirm my acceptance of the above terms. I confirm that I do not plan to leave Hong Kong for more than one month after the Last Date.

I have read and understood the terms of this letter and I accept that the payments identified in this letter are in full and final settlement of all Claims I have or may have in relation to my employment, the termination or otherwise. I agree to release and hereby release the Company and all Associated Companies and employees and directors of the Company and all Associated Companies against any Claims I have or may have in relation to my employment, the termination of my employment or otherwise.

SIGNED:

/s/ Christopher Townsend

Christopher Townsend

Date:     15/12/17